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                                                                      EXHIBIT 11

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ESB Financial Corporation
Exhibit 11 - Statement re:  computation of per share earnings
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(amounts, except earnings per share, in thousands)
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
                                                               Three Months      Three Months
                                                                  Ended              Ended
                                                              March 31, 2000    March 31, 1999
                                                              --------------    --------------
Net income                                                    $        1,923    $        1,355

Weighted-average common shares outstanding                             5,155             5,034
                                                              --------------    --------------
       Basic earnings per share                               $         0.37    $         0.27
                                                              ==============    ==============
Weighted-average common shares outstanding                             5,155             5,034

Common stock equivalents due to effect of stock options                   89               157
                                                              --------------    --------------
Total weighted-average common shares and equivalents                   5,244             5,191

       Diluted earnings per share                             $         0.37    $         0.26
                                                              ==============    ==============
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